Exhibit 99.1

Media Contact: Dan La Russo Ogilvy Public Relations 720.840.8254 dan.larusso@ogilvypr.com	Investor Contact: Philip Bourdillon/Gene Heller Silverman Heller Associates 310-208-2550 bourdillon@sha-ir.com

Raindance Reports Fourth-Quarter and
Year-End 2004 Results

Louisville, Colo. — February 9, 2005 — Raindance Communications, Inc. (Nasdaq: RNDC) reported that in the three months ended December 31, 2004, it incurred a net loss of $354,000, or $0.01 per share, on revenue of $18.0 million, compared to net income of $1.4 million, or $0.03 per diluted share, on revenue of $20.3 million in the comparable period a year ago.

“Fourth-quarter revenue, which included an expected one-time billing settlement with one of our customers related to prior usage amounting to $375,000, was in line with expectations. The net loss was smaller than anticipated due to further refinements in the pace at which we are expanding sales and marketing campaigns,” said Don Detampel, president and chief executive officer of Raindance.

“The reorganization of the sales team is now essentially complete,” added Detampel. “Entering the new year with this transition in place, we believe the sales force is well positioned to take advantage of marketing’s complementary efforts. In mid-2005, we anticipate targeting our marketing program to support the introduction of Raindance Seminar Edition, which will be launched into a large and growing web-based seminar market.”

Fourth-quarter 2004 adjusted EBITDA* was $2.5 million compared to $2.5 million in the prior quarter and $4.6 million in the comparable period a year ago. Primarily attributable to seasonality inherent in the fourth quarter, usage-based minutes were 176 million compared to 184 million in the prior quarter and 171 million in the fourth quarter of 2003. Cash flow provided by operations was $1.9 million in the fourth quarter of 2004 compared to $2.9 million in the prior quarter and $7.6 million a year ago.

In the fourth quarter, multi-media revenue was essentially unchanged at $3.1 million, or 17.5% of total revenue, compared to $3.2 million, or 17.3% of total revenue, in the prior quarter. In the fourth quarter, the company added a total of 694 corporate customers and reported a total customer base at year-end of 4,087.

For the twelve months ended December 31, 2004, the company reported a net loss of $3.3 million, or $0.06 per share, on revenue of $75.3 million, compared to net income of $3.5 million, or $0.06 per diluted share, on revenue of $70.6 million in 2003. Adjusted EBITDA* was $9.9 million in 2004 compared to $16.6 million in 2003.

Guidance
The following information contains forward-looking statements regarding Raindance’s financial performance. These statements are based on current expectations and Raindance assumes no obligation to update any forward-looking information contained in this press release. For the first quarter of 2005, the company currently expects to be net income positive up to $300,000 on revenues of $18.5 million to $19.0 million. “Although visibility for the balance of the year is somewhat limited, in the near term we expect sequential quarterly top-line growth,” said Detampel. “Bottom-line performance is more difficult to project, and is anticipated to a considerable extent to depend, as it has it recent quarters, on our investment in sales and marketing to support new product introductions. Such expenditures are a necessary and welcome investment in the company’s future, but it is essential that they be done prudently and to maximum effect.”

Conference Call
Management will discuss these and other results and provide 2005 first-quarter guidance during Raindance’s quarterly conference call today, February 9, beginning at 4:30 p.m. EST. The public may access the call by visiting the Investor Center section of Raindance’s web site at www.raindance.com and clicking on the Q4 2004 financial results webcast icon, or by dialing 1-800-540-0559 and referencing the Raindance conference call. If you are unable to participate during the presentation, a replay will be available at www.raindance.com following the conclusion of the conference call.

* Explanation of adjusted EBITDA, a Non-GAAP Financial Measure
We report adjusted EBITDA (EBITDA excluding stock-based compensation expense), a financial measure that is not defined by Generally Accepted Accounting Principles. We believe that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating performance and liquidity that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. Additionally, sophisticated financial institutions and banks use adjusted EBITDA as a performance metric in their lending practices. For example, adjusted EBITDA is used to determine our compliance with a financial covenant in the company’s credit agreement. Adjusted EBITDA for the three- and twelve-month periods ended December 31, 2004 and 2003 have been reconciled with net income (loss) for such periods in the attached Condensed Statements of Operations. It is important to note that non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income (loss), cash flows, or other measures of financial performance prepared in accordance with GAAP.

About Raindance Communications
Raindance Communications, Inc. redefines the everyday meeting experience with the industry’s only integrated web, audio and multi-point desktop video conferencing platform. Raindance Meeting Edition replicates the ease and flow of in-person meetings by enabling remote meetings that are as natural as sitting around a conference room table. With Raindance Meeting Edition, users find it incredibly easy to start or join a meeting, to engage participants with one-click sharing of applications, and to control meeting flow with integrated audio and video participant tracking. Thousands of corporate customers currently use

Raindance’s technology to more effectively communicate with colleagues, vendors, customers and partners around the world. For more information, please visit www.raindance.com or call 800.878.7326.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release contains plans, intentions, objectives, estimates and expectations that may constitute forward-looking statements. Forward-looking statements in this release include, but are not limited to: our expectations regarding future growth and financial performance; our estimates for revenue and net loss in the first quarter of 2005; the impact of our new products on financial results; planned sales and marketing efforts and events; the timing of new product releases; and all additional statements that imply future demand for our services or positive operating results from the provision of these services. These statements are subject to risks and uncertainties that could cause future events to differ materially. These risks and uncertainties include, but are not limited to: risks with respect to our ability to properly forecast financial and operating results; changes in the economy and its effect on our business; changes in our marketplace and in communication services technology; competition from existing and new competitors; pricing pressure; our ability to retain existing customers; our ability to increase existing customer usage of our services; the timing and success of our marketing and sales efforts and product offerings; and our ability to timely and successfully deliver our services. We may not be able to effectively address these risks, and accordingly our financial performance and stock price may be adversely affected. A detailed description of additional factors that could cause actual results to differ materially from those contained in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our Form 10-Q filed on November 9, 2004. Copies of filings made with the SEC are available through the SEC’s electronic data gather analysis and retrieval system (EDGAR) at www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this document.

Raindance, Raindance Communications, SwitchTower, OpenGo and our logo are trademarks or registered trademarks of Raindance Communications, Inc. All other company names and products may be trademarks of their respective companies.

RAINDANCE COMMUNICATIONS, INC.
CONDENSED BALANCE SHEETS

(IN THOUSANDS)
(unaudited)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$10,458	$39,607
Short-term investments	32,935	—
Accounts receivable, net	9,922	8,958
Prepaid expenses and other current assets	1,605	1,779

Total current assets	54,920	50,344

Property and equipment, net	17,807	25,752
Goodwill	45,587	45,587
Other assets	411	874

Total Assets	$118,725	$122,557

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,447	$7,598
Current portion of long-term debt	—	1,314
Accrued expenses	2,619	3,863
Current portion of restructuring reserve	188	278
Current portion of deferred revenue	420	112

Total current liabilities	10,674	13,165

Restructuring reserve, less current portion	—	187
Long-term debt, less current portion	—	1,227
Deferred revenue, less current portion	45	—
Other	—	56

Total Liabilities	10,719	14,635

Stockholders’ Equity:
Common stock	82	81
Additional paid-in capital	280,561	278,440
Deferred stock-based compensation	(960)	(2,247)
Accumulated deficit	(171,677)	(168,352)

Total Stockholders’ Equity	108,006	107,922

Total Liabilities and Stockholders’ Equity	$118,725	$122,557

RAINDANCE COMMUNICATIONS, INC.
CONDENSED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three months ended		Years ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenue:
Service	$17,951	$17,377	$75,269	$66,611
Software	—	2,944	—	4,000

Total revenue	17,951	20,321	75,269	70,611

Cost of revenue:
Service	7,998	7,760	34,029	28,506
Software	—	—	—	—

Total cost of revenue	7,998	7,760	34,029	28,506

Gross profit	9,953	12,561	41,240	42,105

Operating expenses:

Sales and marketing	5,249	5,738	24,044	19,687
Research and development	2,695	2,412	10,466	8,289
General and administrative	2,302	1,791	8,038	7,202
Stock-based compensation expense	139	576	2,211	2,814
Severance	—	596	—	596

Total operating expenses	10,385	11,113	44,759	38,588

Income (loss) from operations	(432)	1,448	(3,519)	3,517

Other income (expense), net	78	(5)	194	30

Net income (loss)	$(354)	$1,443	$(3,325)	$3,547

Net income (loss) per share-
-Basic	$(0.01)	$0.03	$(0.06)	$0.07

-Diluted	$(0.01)	$0.03	$(0.06)	$0.06

Weighted average number of common shares outstanding-
-Basic	54,255	53,124	53,937	52,672

-Diluted	54,255	55,455	53,937	54,774

Reconciliation of net income (loss) to adjusted EBITDA:

Net income (loss)	$(354)	$1,443	$(3,325)	$3,547
Add: depreciation, amortization and other income (expense), net	2,685	2,584	11,001	10,265
Add: stock-based compensation expense	139	576	2,211	2,814

Adjusted EBITDA	$2,470	$4,603	$9,887	$16,626

RAINDANCE COMMUNICATIONS, INC.
CONDENSED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)
(unaudited)

	Years ended
	December 31,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$(3,325)	$3,547
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,195	10,330
Stock-based compensation	2,211	2,814
Other	139	74
Changes in operating assets and liabilities:
Accounts receivable	(964)	24
Prepaid expenses and other current assets	(914)	(1,025)
Other assets	57	(94)
Accounts payable and accrued expenses	(1,340)	2,791
Deferred revenue	353	(311)

Net cash provided by operating activities	7,412	18,150

Cash flows from investing activities:
Purchase of property and equipment	(2,614)	(10,514)
Proceeds from disposition of equipment	18	41
Purchase of investments	(42,172)	—
Proceeds from sale of investments	9,237	—
Cash received from affiliate	77	—
Change in restricted cash	236	194

Net cash used by investing activities	(35,218)	(10,279)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,198	1,237
Payments on debt	(2,541)	(1,200)

Net cash provided by ( used in) financing activities	(1,343)	37

Increase (decrease) in cash and cash equivalents	(29,149)	7,908
Cash and cash equivalents at beginning of year	39,607	31,699

Cash and cash equivalents at end of year	$10,458	$39,607